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                                                                    EXHIBIT 23.1
                         INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company, of our report dated March 28, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a proposed merger and certain disagreements between the Companies), appearing in the Annual Report on Form 10-K of Bay Meadows Operating Company and of California Jockey Club for the year ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Post-Effective Amendment No. 1 to the Registration Statement.


                                            /s/ DELOITTE & TOUCHE LLP

San Francisco, California
December 5, 1997